Exhibit 10.1
Platinum-Montaur Life Sciences, LLC
152 West 57th Street, 4th Floor
New York, NY 10019

August 8, 2012

Echo Therapeutics, Inc.
8 Penn Center
1628 JFK Blvd, Suite 300
Philadelphia, PA 19013
Attention: Dr. Patrick Mooney

Ladies and Gentlemen:

Platinum-Montaur Life Sciences, LLC (hereinafter called the “Lender”) is pleased to provide this commitment for a term loan facility (the “Term Loan Facility”) to Echo Therapeutics, Inc. (the “Borrower”) on the terms and conditions set forth herein.  This letter is a summary and is not intended to be all inclusive.  Additional provisions that are standard to transactions of this size and type can be expected to be included in the loan and financing documents prepared by the Lender and its counsel for this transaction.

BORROWER:	Echo Therapeutics, Inc.
AMOUNT OF TERM LOAN FACILITY:	$5,000,000 initially, subject to increase in $3 million increments upon satisfaction of the Increase Conditions to an amount not to exceed to $20,000,000.
DRAWS:
Each Draw of the Term Loan Facility shall be in a minimum amount of $1,000,000, or in whole multiples of $100,000 in excess thereof.  Amounts repaid may not be reborrowed.

The Lender shall have no obligation to fund any Draw upon the issuance by the Borrower of shares of its common stock and/or securities convertible into, exchangeable for, or exercisable for common stock of the Borrower at a price of less than $4 per share (a “Dilutive Issuance”), other than issuances of common stock, options to acquire common stock or similar equity incentive grants and awards to the Borrower’s employees, directors and consultants pursuant to equity incentive plans approved by the shareholders of the Borrower.

INTEREST RATE:	Ten percent (10%) per annum, compounding monthly.
COMMITMENT FEE WARRANT:
On closing, the Borrower shall deliver to the Lender a warrant to purchase 4,000,000 shares of the Borrower’s common stock, such warrant to have an exercise price of $2.00 per share and a term of five years (the “Commitment Fee Warrant”).

DRAW WARRANT:
The delivery by the Borrower to the Lender of a warrant to purchase 1,000,000 shares of the Borrower’s common stock per $1,000,000 of the amount of each Draw (a “Draw Warrant” and together with the Commitment Fee Warrant, the “Warrants”) shall be a condition precedent to the funding of each Draw. Each Draw Warrant shall have a term of five years from the date of the Draw and an exercise price equal to the lesser of: (a) 150% of the market price of the Borrower’s common stock at the time of the applicable Draw (but in no event less than $2.00 per share), or (b) $4.00 per share.

WARRANT TERMS:
The Warrants shall provide for cashless exercise unless an effective registration statement providing for the registration of all warrant shares is available for resales. The exercise price of the Warrants shall be subject to a full ratchet adjustment in the event of a Dilutive Issuance.  The Borrower shall provide typical indemnification in connection with any sales made via a prospectus.

INCREASE CONDITIONS:
The maximum principal amount of all Draws (the “Draw Credit Maximum Amount”) shall be increased by $3,000,000 upon the occurrence of each of the following conditions:

(1) The initiation of treatment of at least one subject at each institution included in the CE study;

(2) Upon the public announcement of a successful study (met the predefined success endpoints in the clinical protocol) suitable for filing for the CE Mark;

(3) Upon the completion of at least one test subject at each of the targeted clinical testing venues for the FDA pivotal study;

(4) Upon the public announcement of a successful study (meeting the predefined success endpoints in the clinical protocol) suitable for filing for FDA approval; and

(5) Upon the receipt of U.S. regulatory clearance to sell the CGM device in US institutions.

PURPOSE:	To provide working capital to the Borrower for its general corporate purposes.
MATURITY DATE OF TERM LOAN FACILITY:	Five years from the date of closing.
REPAYMENT:
(1) Interest.  Interest shall be due and payable monthly on the first business day of each month; provided, however, that no portion of an interest payment shall be due on any interest payment date if, giving effect to such portion of such interest payment, the Borrower would have cash and cash equivalents of less than $5,000,000 (after giving effect to such interest payment) in the aggregate on such interest payment date; and provided, further, that if not previously paid in full, all accrued interest shall be due and payable in full on the maturity date of the Term Loan Facility or upon earlier acceleration.

(2) Principal.  Principal shall be due and payable in full on the maturity date or upon earlier acceleration.

(3) Mandatory Prepayment.  The Borrower shall, on each interest payment date, pay to Lender an aggregate amount equal to 1/3rd of the total revenue reported by the Borrower during the then immediately prior fiscal quarter (excluding, for the avoidance of doubt, funds received by the Borrower from capital raising activities), such payments to be applied no later than 45 days following the end of such immediately prior fiscal quarter and to be applied to accrued and unpaid interest before being applied to principal (such principal payment to be applied to the Draw or Draws as designated by the Borrower in its discretion); provided, however, that no such portion of such payment shall be due on any payment date if, giving effect to such portion of such payment, the Borrower would have cash and cash equivalents of less than $5,000,000 in the aggregate on such payment date; and provided, further, that if not previously paid in full, all principal of and all accrued interest on all Draws shall be due and payable in full on the Maturity Date of the Term Loan Facility or upon earlier acceleration.

PREPAYMENT:
The Borrower shall have the option at all times to permanently prepay any Draw, in whole or in part, by providing to Lender two (2) business days’ prior written notice of the effective date and amount of such cancellation or prepayment.

COLLATERAL:
The Term Loan Facility shall be initially be secured by a pledge of the Pledged Revenue of the Borrower and its subsidiaries.  Upon the earlier of an event of default under or the maturity date of the Term Loan Facility, the Term Loan Facility shall be secured by substantially all assets of the Borrower and its subsidiaries, it being understood that such lien shall not attach and be effective until such event of default or maturity.  Such grants of collateral shall be evidenced by one or more security agreements (“Security Agreements”).

As used herein, “Pledged Revenue” means (i) all rights of payment of monetary obligations, including rights to payment for goods and general intangibles sold, leased, licensed, assigned or otherwise disposed of; (ii) all rights to payment for services rendered or to be rendered; (iii) all rights under all documents and instruments and all sums of money or other proceeds due or becoming due thereon to the extent the same result from the sale, license or other disposition of the Borrower’s property, products or services, and all rights pertaining to and interest in such documents and instruments; (iv) all other rights and claims to the payment of money, under contracts or otherwise; all rights to payment evidenced by chattel paper or an instrument to the extent the same result from the sale, license or other disposition of the Borrower’s property, products or services; (v) all deposit accounts to the extent that such deposit accounts contain any of the foregoing items; and (vi) all other property constituting accounts (as defined in the UCC).  “Pledged Revenues” shall not include funds received by the Borrower from capital raising activities.

COVENANTS:
The Loan Documents shall contain customary and typical senior secured indebtedness covenants, including without limitation covenants regarding prohibitions on liens, indebtedness, organic changes, redemptions, affiliate transactions, dividends and investments, together with covenants regarding maintenance of assets, reporting requirements, and listing eligibility.  Further, the Borrower shall covenant to promptly provide, at the Borrower’s sole expense, any and all necessary legal opinions and other documentation as may be reasonably required by the Lender or the Borrower’s transfer agent to effect transactions under Rule 144, and otherwise by the Lender in the common stock to be received upon exercise of the Commitment Fee Warrant and the Draw Warrants.

GUARANTY:	All subsidiaries of the Borrower shall execute and deliver to the Lender a guaranty of the Borrower’s obligations under the Term Loan Facility (the “Guaranty”).
DOCUMENTATION:	The closing of the Term Loan Facility is subject to documentation acceptable to the Lender.
ASSIGNMENT:
Unless an Event of Default shall have occurred, the Lender may not assign all or any part of the Term Loan Facility without the Borrower’s consent; provided, that, the Lender shall have the right to assign all or part of the Term Loan Facility to any affiliate of the Lender without the prior consent of the Borrower; and provided, further, that the Lender shall be free to assign, sell, pledge, or otherwise dispose of the Warrants (and the stock underlying the Warrants) in its discretion.  The Borrower shall not have the right to assign the Term Loan Facility without the Lender’s prior written consent.

INDEMNITY:
The Borrower shall indemnify, defend and hold the Lender (and the Lender’s members, officers, managers, employees and agents) harmless against any and all losses, liabilities, claims, damages or expenses incurred in connection with  the Term Loan Facility except to the extent same are incurred solely by reason of the gross negligence or willful misconduct of the Lender (or the Lender’s members, officers, managers, employees or agents), including, without limitation, any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the transactions contemplated hereby.

EXPENSES:
Whether or not the transactions contemplated hereby are consummated, the Borrower shall pay all expenses incurred by the Lender in the preparation of this commitment letter, and the negotiation, execution, and delivery of the documents and instruments evidencing the Term Loan Facility (including without limitation a Loan Agreement, a promissory note, the Guaranty, the Security Agreements, an opinion of the Borrower’s counsel, and the Commitment Fee Warrant, collectively the “Loan Documents”), including attorneys’ fees reasonably incurred, subject to the limitation set forth below.

CLOSING:	Definitive documentation to be executed and delivered by the Borrower and its subsidiaries no later than August 24, 2012, with closing to occur no later than September 24, 2012.
CONDITIONS PRECEDENT TO CLOSING:
The following are conditions precedent to the closing of the Term Loan Facility:

(1) The Borrower shall have provided to the Lender all information reasonably requested by the Lender.

(2) The negotiation, execution and delivery of the Loan Documents shall be satisfactory to the Lender, the Borrower and their respective counsel.  All documents required to be delivered in connection with the Term Loan Facility, including customary legal opinions, corporate records and documents from public officials and officers’ certificates, shall have been delivered and shall be in form and substance satisfactory to the Lender and the Lender’s counsel.

(3) All representations and warranties of the Borrower and its subsidiaries shall be true, complete and correct.

(4) There shall not have occurred any event or conditions that, in the opinion of the Lender , has had or could reasonably be expected to have a material adverse effect on the Borrower and/or any subsidiary of the Borrower (financial or otherwise) or any collateral, since the date of the most recent consolidated financial statements of the Borrower and its subsidiaries last submitted and reviewed by the Lender.

(5) All necessary governmental, third party and other approvals required for the transaction contemplated hereby shall have been obtained and be in full force and effect on the closing date and any applicable waiting periods shall have expired without any action being taken or threatened by any applicable authority, which, without limitation, would restrain, prevent or otherwise impose materially adverse conditions on the Borrower or create any material risk to the Lender.

(6) There shall not exist any action, suit, investigation or proceeding pending or threatened in any court of before any arbitrator or governmental authority that purports to affect any transaction contemplated hereby or the ability of the Borrower or any other obligor under the loan documentation to perform their respective obligations under such loan documentation.

(7) $15,000 in fees, costs and expenses incurred by the Lender in connection with the negotiation, drafting and execution of Term Loan Facility and the Loan Documents (including this letter) shall have been paid by the Borrower.

(8) The Borrower shall have provided opinions of counsel, in form and substance satisfactory to the Lender, addressing such matters as the Lender may reasonably request.

(9) NASDAQ shall have approved the listing of the common stock underlying the Warrants.

If the terms and conditions of this commitment letter are acceptable to you, please sign and deliver the enclosed copy to the undersigned.  This commitment letter is made to the Borrower and is not assignable or transferable.  Unless the Borrower executes and delivers a copy of this this letter to the Lender on or before August 9, 2012, this letter (other than provisions regarding reimbursement of expenses) shall expire and be of no further force or effect.

We look forward to continuing to work with you.  If you have any questions, please call me.

[signature page follows]

Very truly yours,

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By: /s/ Michael Goldberg, M.D.
Its Duly Authorized Agent

The Borrower hereby accepts and agrees to the terms and conditions set forth above:

ECHO THERAPEUTICS, INC.

By: /s/ Patrick Mooney
Its Duly Authorized Agent

By: /s/ Christopher Schnittker
Its Duly Authorized Agent

Date:  August 8, 2012